Exhibit 8.1

Mayer Brown LLP 71 South Wacker Drive Chicago, Illinois 60606-4637 Main Tel +1 312 782 0600 Main Fax +1 312 701 7711 www.mayerbrown.com
April 28, 2022

Capital One Auto Receivables, LLC

1600 Capital One Drive

Room 27907B

McLean, Virginia 22102

Re:	Capital One Auto Receivables, LLC

Registration Statement on Form SF-3 (No. 333-260710)

Ladies	and Gentlemen:

We have acted as special federal tax counsel to Capital One Auto Receivables, LLC, a Delaware limited liability company (the “Company”), in connection with the above-captioned registration statement (such registration statement, together with the exhibits and any amendments thereto, the “Registration Statement”) and the offering of Class A-1, Class A-2, Class A-3 and Class A-4 Auto Loan Asset Backed Notes (collectively, the “Offered Notes”), in each case, in the initial principal amount specified in the final prospectus dated April 26, 2022 (the “Prospectus”), which Prospectus has been filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended. As described in the Prospectus, the Offered Notes and the other notes described in the Prospectus (collectively with the Offered Notes, the “Notes”) will be issued by Capital One Prime Auto Receivables Trust 2022-1 (the “Issuer”), a trust formed by the Company pursuant to a trust agreement (as amended, restated or otherwise modified, the “Trust Agreement”) between the Company and BNY Mellon Trust of Delaware, as owner trustee. The Notes will be issued pursuant to an indenture (the “Indenture”) between the Issuer and Wilmington Trust, National Association, as indenture trustee (the “Indenture Trustee”).

In that connection, we generally are familiar with the proceedings required to be taken in connection with the proposed authorization, issuance and sale of any series of Notes and have examined copies of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purpose of this opinion, including the Prospectus and the underwriting agreement and current drafts of the Trust Agreement, the Indenture (including the form of Notes included as an exhibit thereto), the sale agreement, the purchase agreement, the servicing agreement, the administration agreement and the asset representations agreement (collectively, the “Operative Documents”). Terms used herein without definitions have the meanings given to such terms in the Prospectus.

Mayer Brown is a global services provider comprising an association of legal practices that are separate entities including

Mayer Brown LLP (Illinois, USA), Mayer Brown International LLP (England), Mayer Brown (a Hong Kong partnership)

and Tauil & Chequer Advogados (a Brazilian partnership).

Mayer Brown LLP

Capital One Auto Receivables, LLC

The opinion set forth herein is based upon the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated and proposed thereunder, current positions of the Internal Revenue Service (the “IRS”) contained in published Revenue Rulings and Revenue Procedures, current administrative positions of the IRS and existing judicial decisions. No tax rulings will be sought from the IRS with respect to any of the matters discussed herein. The statutory provisions, regulations and interpretations on which our opinions are based are subject to change, which changes could apply retroactively. In addition, there can be no assurance that positions contrary to those stated in our opinions may not be taken by the IRS.

Based on the foregoing and assuming that the Operative Documents are executed and delivered in substantially the form we have examined and that the transactions contemplated to occur under the Operative Documents in fact occur in accordance with the terms thereof, to the extent that the statements set forth in the Prospectus under the captions “Summary of Terms—Tax Status” and “Material United States Federal Income Tax Consequences” constitute matters of U.S. federal income tax law or legal conclusions with respect thereto relating to U.S. federal tax matters, and to the extent such statements expressly state our opinions or state that our opinion has been or will be provided as to the Offered Notes, we hereby confirm and adopt the opinions set forth therein (subject to the qualifications, assumptions, limitations and exceptions set forth therein).

Mayer Brown LLP

Capital One Auto Receivables, LLC

We know that we are referred to under the captions referred to above included in the Prospectus, and we hereby consent to the use of our name therein and to use of this opinion for filing as Exhibit 8.1 to a Form 8-K filed in connection therewith, without admitting that we are “experts” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement or the Prospectus.

Respectfully submitted,

/s/ Mayer Brown LLP

MAYER BROWN LLP